As filed with the Securities and Exchange Commission on February 26, 2003

Registration No. 333-_________

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

Registration Statement
Under
The Securities Act of 1933

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MEADOWBROOK INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2626206 (I.R.S. employer identification no.)

26600 Telegraph Rd., Suite 300
Southfield, Michigan 48034
(Address of principal executive offices, including zip code)

MEADOWBROOK INSURANCE GROUP, INC.
2002 STOCK OPTION PLAN
(Full title of the plan)

With a copy to:
Michael G. Costello, Esq	Timothy E. Kraepel
Senior Vice President and General Counsel	Howard & Howard Attorneys, P.C.
Meadowbrook Insurance Group, Inc.	The Pinehurst Office Center, Suite 101
26600 Telegraph Rd., Suite 300	39400 Woodward Avenue
Southfield, Michigan 48034	Bloomfield Hills, Michigan 48304-5151
(Name and address of agent for service)	(248) 645-1483
(248) 358-1100
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
	to be	Offering price	aggregate
	registered	per share	offering price	Amount of
Title of Securities to be Registered	(1)	(2)	(2)	registration fee

Common Stock, par value $0.01 per share	2,000,000	$2.10	$4,200,000	$339.78

(1)  Plus, pursuant to Rule 416, an indeterminate number of additional shares as may be issuable in the event of an adjustment as a result of an increase in the number of issued shares of Registrant’s Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments as provided in the above-referenced Stock Option Plan.

(2)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the $2.10 average of the high and low prices of Registrant’s Common Stock on the New York Stock Exchange on February 20, 2003.

Page 1 of 9 Pages
The Exhibit Index Appears on Page 7

SIGNATURES
EXHIBIT INDEX
Opinion of Howard & Howard Attorneys P.C.
Consent of PricewaterhouseCoopers LLP

Part II. Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 1-14094) are incorporated in this Registration Statement by reference:

     (1)  the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001;

     (2)  the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002;

     (3)  all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2001;

     (4)  the information contained in the Registrant’s definitive Proxy Statement dated April 12, 2002 relating to its 2002 Annual Meeting of Stockholders (with the exception of the compensation committee report, the audit and finance committee report, and the performance graph which are not incorporated by reference);

     (5)  the description of Registrant’s Common Stock, $0.01 par value contained in Registrant’s Registration Statement on Form 8-A dated September 14, 1995 filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

     (6)  the description of Registrant’s preferred share purchase rights contained in a registration statement on Form 8-A dated October 12, 1999 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

     The Michigan Business Corporation Act provides that, under certain circumstances, directors, officers, employees and agents of a Michigan corporation may be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits to which they are a party or threatened to be named a party be reason of acting in any of such capacities if such person acted in a manner such person believed in good faith to be in, or not opposed to, the best interest of the corporation. The bylaws of the Registrant provide for indemnification of officers and directors to the fullest extent permitted by such Michigan law. The Registrant’s Articles of Incorporation also limit the potential personal monetary liability of the members of the Registrant’s Board of Directors to the Registrant or its stockholders for certain breaches of their duty of care or other duties as a director. The Registrant maintains (i) director and officer liability insurance that provides for indemnification of the directors and officers of the Registrant and of its subsidiaries, and (ii) company reimbursement insurance that provides for indemnification of the Registrant and its subsidiaries in those instances where the Registrant and/or its subsidiaries indemnified its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

     The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit index filed as part of this Registration Statement on page 7 hereof.

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in period reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on February 21, 2003.

MEADOWBROOK INSURANCE GROUP, INC. (Registrant)

By: /s/Robert S. Cubbin Robert S. Cubbin President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below appoints Robert S. Cubbin and Joseph C. Henry, and each of them, as such person’s true and lawful attorney to execute in the name of each such person, and to file, any amendments to this registration statement that such attorney may deem necessary or desirable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission with respect thereto, in connection with the registration of the shares of Common Stock, which amendments may make such changes in such Registration Statement as the above-named attorney(s) deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that said attorney(s) will do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Robert S. Cubbin Robert S. Cubbin	President, Chief Executive Officer and Director (Principal Executive Officer) and Director	February 21, 2003

/s/Joseph C. Henry Joseph C. Henry	Executive Vice President, Chief Operating Officer, Acting Chief Financial Officer and Director (Principal Financial Officer)	February 21, 2003

/s/Merton J. Segal Merton J. Segal	Chairman of the Board of Directors	February 21, 2003

/s/Joseph S. Dresner Joseph S. Dresner	Director	February 21, 2003

/s/Hugh W. Greenberg Hugh W. Greenberg	Director	February 21, 2003

/s/Florine Mark Florine Mark	Director	February 21, 2003

/s/Robert H. Naftaly Robert H. Naftaly	Director	February 21, 2003

/s/David K. Page David K. Page	Director	February 21, 2003

/s/Robert W. Sturgis Robert W. Sturgis	Director	February 21, 2003

/s/Irvin F. Swider, Sr. Irvin F. Swider, Sr.	Director	February 21, 2003

/s/Bruce E. Thal Bruce E. Thal	Director	February 21, 2003

/s/Herbert Tyner Herbert Tyner	Director	February 21, 2003

EXHIBIT INDEX

Exhibit		Sequentially
Number	Description	Numbered Page

5.1	Opinion of Howard & Howard Attorneys, P.C	8

23.1	Consent of PricewaterhouseCoopers LLP	9

23.2	Consent of Howard & Howard Attorneys, P.C. (contained in their opinion filed as Exhibit 5.1).

24	Powers of Attorney (contained on the signature pages hereto).